Exhibit 99.1

News Release

Hexcel Corporation, 281 Tresser Boulevard, Stamford, CT 06901 (203) 969-0666

HEXCEL REPORTS RECORD 2014 FIRST QUARTER RESULTS

•                 First quarter diluted EPS of $0.50 was 16% higher than prior year of $0.43.

•                 Sales of $461.7 million were 10.9% higher than last year (9.7% in constant currency) driven by Commercial Aerospace (up 12.0% in constant currency).

•                 Operating income was $74.6 million, 16.2% of sales, as compared to $63 million, 15.1% of sales in 2013.

•                 Reaffirms 2014 guidance

	Quarter Ended March 31,
(In millions, except per share data)	2014	2013	% Change

Net Sales	$461.7	$416.5	10.9%
Net sales change in constant currency			9.7%
Operating Income	74.6	63.0	18.4%
As a % of sales	16.2%	15.1%
Net Income	50.1	43.6	14.9%
Diluted net income per common share	$0.50	$0.43	16.3%

STAMFORD, CT. April 21, 2014 — Hexcel Corporation (NYSE: HXL), today reported results for the first quarter of 2014.  Net sales during the quarter were $461.7 million, 10.9% higher than the $416.5 million reported for the first quarter of 2013.  Operating income for the period was $74.6 million, compared to $63.0 million last year.  Net income for the first quarter of 2014 was $50.1 million, or $0.50 per diluted share, compared to $43.6 million or $0.43 per diluted share in 2013.

Chief Executive Officer Comments

Mr. Stanage commented, “This was a great start to the year for Hexcel, as solid execution combined with continued strong Commercial Aerospace sales enabled us to deliver excellent results.  For the quarter, our diluted EPS of $0.50 was 16% higher than last year, on a 9.7% increase in constant currency sales.  Our Commercial Aerospace sales were again up over 10% and we were also helped this quarter by a nearly 19% increase in Industrial sales as compared to the weak first quarter of 2013.  Our Space & Defense sales were about 1% lower than last year.”

Looking ahead, Mr. Stanage said, “We remain encouraged by the increasing backlog in large commercial aircraft which suggests we are well positioned for the future as we expect to benefit from both increasing composite-intensive aircraft and production rates.  We continue to focus on delivering earnings leverage and cash on the anticipated higher sales in the coming years, as well as investing in new technology and processes for new programs.”

Markets

Commercial Aerospace

•                 Commercial Aerospace sales of $303.2 million increased 12.8% (12.0% in constant currency) for the quarter as compared to the first quarter of 2013.  Revenues attributed to new aircraft programs (A380, B747-8, B787, A350, A320neo and B737 MAX) increased over 25% versus the same period last year, with the A350 and B787 shipments leading the growth.  Airbus and Boeing legacy aircraft related sales for the quarter were up about 4% compared to 2013.

•                 Sales to “Other Commercial Aerospace,” which include regional and business aircraft customers, were over 10% higher compared to the first quarter of 2013, and about the same level as the fourth quarter of 2013.

Space & Defense

•                 Space & Defense sales of $95.6 million were just lower than the first quarter of 2013 and nearly 8% above the fourth quarter of 2013.  Strong A400M growth offset softness in other European and Asian programs.

Industrial

•                 Total Industrial sales of $62.9 million for the first quarter of 2014 were 21.9% higher (18.7% in constant currency) than the weak first quarter of 2013.  The increases were across the board, including wind sales which were up over 15% in constant currency as compared to the first quarter of 2013.

Operations

•                 Sales volume and the continued improvement in operating performance resulted in gross margin of 28.0% of net sales for the quarter, as compared to 26.9% in the first quarter of 2013.  Selling, general and administrative expenses were 7.9% higher than the first quarter of 2013.  Research and technology (R&T) expenses in the first quarter of 2014 of $13.6 million were $2.6 million higher than the comparable 2013 period as we invested in several development programs for aerospace.  We expect the first quarter R&T spend to be the peak for 2014.

•                 Operating income in the 2014 first quarter was $74.6 million or 16.2% of sales as compared to $63.0 million or 15.1% of sales in 2013.  Operating income leverage was nearly 26% on the incremental sales, including the $2.8 million increase in depreciation.

Cash and other

•                 Our effective tax rate for the quarter was 31.3% as compared to 29.2% in 2013.  The 2013 quarter benefitted from the full retroactive impact of the extension of the 2012 U.S. Research & Development tax credits that was enacted in January 2013, which reduced the 2013 first quarter tax rate by one percent.

•                 Free cash flow for the first quarter of 2014 was a use of $22 million versus a use of $15 million in 2013, as seasonal effects typically cause cash usage in the first quarter.  Free cash flow is defined as cash provided from operating activities less cash paid for capital expenditures.

•                 During the quarter, the Company invested $48.3 million and bought back 1,151,218 shares, leaving $61.7 million remaining under its authorized share repurchase program.

•                 Total debt, net of cash as of March 31, 2014 was $304.8 million, an increase of $75.3 million from December 31, 2013.  As of March 31, 2014 we had $296 million in available borrowing capacity and cash on hand.

2014 Outlook

We reaffirm our 2014 outlook:

•                 Sales of $1,800 million to $1,880 million.

•      Adjusted diluted earnings per share of $2.00 to $2.12

•                 Free cash flow of $25 million to $75 million for the year with accrued capital expenditures of $225 million to $250 million.

*****

Hexcel will host a conference call at 10:00 A.M. ET, tomorrow, April 22, 2014 to discuss the first quarter results and respond to analyst questions.  The telephone number for the conference call is (719) 325-2495 and the confirmation code is 5271653.  The call will be simultaneously hosted on Hexcel’s web site at www.hexcel.com/investors/index.html. Replays of the call will be available on the web site for approximately three days.

*****

Hexcel Corporation is a leading advanced composites company.  It develops, manufactures and markets lightweight, high-performance structural materials, including carbon fibers, reinforcements, prepregs, honeycomb, matrix systems, adhesives and composite structures, used in commercial aerospace, space and defense and industrial applications such as wind turbine blades.

*****

Disclaimer on Forward Looking Statements

This press release contains statements that are forward looking, including statements relating to anticipated trends in constant currency for the markets we serve (including changes in commercial aerospace revenues, the estimates and expectations based on aircraft production rates provided or publicly available by Airbus, Boeing and others, the revenues we may generate from an aircraft model or program, the impact of delays in new aircraft programs, the outlook for space & defense revenues and the trend in wind energy, recreation and other industrial applications, including whether certain programs might be curtailed or discontinued or customers’ inventory levels reduced); our ability to maintain and improve margins in light of the current economic environment; the success of particular applications as well as the general overall economy; our ability to manage cash from operating activities and capital spending in relation to future sales levels such that the company funds its capital spending plans from cash flows from operating activities, but, if necessary, maintains adequate borrowings under its credit facilities to cover any shortfalls; and the impact of the above factors on our expectations of financial results for 2014 and beyond.  The loss of, or significant reduction in purchases by Airbus, Boeing, Vestas, or any of our other significant customers could materially impair our business, operating results, prospects and financial condition.  Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to changes in currency exchange rates, changing market conditions, increased competition, inability to install, staff and qualify necessary capacity or achievement of planned manufacturing improvements, conditions in the financial markets, product mix, achieving expected pricing and manufacturing costs, availability and cost of raw materials, supply chain disruptions, work stoppages or other labor disruptions and changes in or unexpected issues related to environmental regulations, legal matters, interest expense and tax codes.  Additional risk factors are described in our filings with the SEC.  We do not undertake an obligation to update our forward-looking statements to reflect future events.

Contact Information
Michael Bacal
(203) 352-6826
michael.bacal@hexcel.com

Hexcel Corporation and Subsidiaries

Condensed Consolidated Statements of Operations

	Unaudited
	Quarter Ended March 31,
(In millions, except per share data)	2014	2013
Net sales	$461.7	$416.5
Cost of sales	332.5	304.5

Gross margin	129.2	112.0
% Gross margin	28.0%	26.9%

Selling, general and administrative expenses	41.0	38.0
Research and technology expenses	13.6	11.0

Operating income	74.6	63.0

Interest expense, net	1.8	1.7

Income before income taxes and equity in earnings from affiliated companies	72.8	61.3
Provision for income taxes	22.8	17.9

Income before equity in earnings from affiliated companies	50.0	43.4
Equity in earnings from affiliated companies	0.1	0.2

Net income	$50.1	$43.6

Basic net income per common share:	$0.51	$0.43

Diluted net income per common share:	$0.50	$0.43

Weighted-average common shares:
Basic	98.5	100.4
Diluted	100.6	102.1

Hexcel Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

	Unaudited
(In millions)	March 31, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$50.0	$65.5
Accounts receivable, net	280.9	232.4
Inventories	283.9	265.3
Prepaid expenses and other current assets	86.9	93.2
Total current assets	701.7	656.4

Property, plant and equipment	1,701.8	1,661.2
Less accumulated depreciation	(610.5)	(593.8)
Property, plant and equipment, net	1,091.3	1,067.4

Goodwill and other intangible assets, net	61.1	61.0
Investments in affiliated companies	22.1	23.3
Deferred tax assets	10.0	10.3
Other assets	18.5	17.7
Total assets	$1,904.7	$1,836.1

Liabilities and Stockholders’ Equity
Current liabilities:
Short-term borrowings	$2.8	$3.0
Accounts payable	131.8	135.9
Accrued liabilities	129.3	129.8
Total current liabilities	263.9	268.7

Long-term debt	352.0	292.0
Other non-current liabilities	123.8	115.0
Total liabilities	739.7	675.7

Stockholders’ equity:
Common stock, $0.01 par value, 200.0 shares authorized, 104.5 shares issued at March 31, 2014 and 104.0 shares issued at December 31, 2013	1.0	1.0
Additional paid-in capital	663.7	642.3
Retained earnings	686.2	636.1
Accumulated other comprehensive income	9.8	10.7
	1,360.7	1,290.1
Less — Treasury stock, at cost, 6.6 and 5.1 shares at March 31, 2014 and December 31, 2013, respectively.	(195.7)	(129.7)
Total stockholders’ equity	1,165.0	1,160.4
Total liabilities and stockholders’ equity	$1,904.7	$1,836.1

Hexcel Corporation and Subsidiaries

Condensed Consolidated Statements of Cash Flows

	Unaudited
	Year to Date Ended March 31,
(In millions)	2014	2013

Cash flows from operating activities
Net income	$50.1	$43.6

Reconciliation to net cash provided by operating activities:
Depreciation and amortization	17.1	14.3
Amortization of deferred financing costs	0.3	0.5
Deferred income taxes	19.3	1.2
Equity in earnings from affiliated companies	(0.1)	(0.2)
Stock-based compensation expense	8.8	8.7
Excess tax benefits on stock-based compensation	(3.5)	(3.7)

Changes in assets and liabilities:
(Increase) in accounts receivable	(48.3)	(40.2)
(Increase) in inventories	(18.3)	(16.2)
(Increase) decrease in prepaid expenses and other current assets	(6.4)	2.7
Increase in accounts payable/accrued liabilities	11.9	20.8
Other — net	2.5	1.7
Net cash provided by operating activities (a)	33.4	33.2

Cash flows from investing activities
Capital expenditures (b)	(55.0)	(48.1)
Net cash used in investing activities	(55.0)	(48.1)

Cash flows from financing activities
Borrowings from senior secured credit facility	60.0	21.0
Repayments of capital lease obligation and other debt, net	(0.2)	(1.3)
Repayment of senior secured credit facility — term loan	—	(2.5)
Stock repurchases	(48.3)	(15.0)
Activity under stock plans	(5.2)	(0.3)
Net cash used in financing activities	6.3	1.9

Effect of exchange rate changes on cash and cash equivalents	(0.2)	(1.3)
Net (decrease) in cash and cash equivalents	(15.5)	(14.3)
Cash and cash equivalents at beginning of period	65.5	32.6
Cash and cash equivalents at end of period	$50.0	$18.3

Supplemental Data:
Free cash flow (a)+(b)	$(21.6)	$(14.9)
Accrual basis additions to property, plant and equipment	$40.0	$41.4

Hexcel Corporation and Subsidiaries

Net Sales to Third-Party Customers by Market

Quarters Ended March 31, 2014 and 2013				(Unaudited)		Table A

	As Reported			Constant Currency (a)
(In millions)	2014	2013	B/(W) %	FX Effect (b)	2013	B/(W) %
Market
Commercial Aerospace	$303.2	$268.9	12.8	$1.9	$270.8	12.0
Space & Defense	95.6	96.0	(0.4)	1.0	97.0	(1.4)
Industrial	62.9	51.6	21.9	1.4	53.0	18.7
Consolidated Total	$461.7	$416.5	10.9	$4.3	$420.8	9.7

Consolidated % of Net Sales	%	%			%
Commercial Aerospace	65.7	64.6			64.4
Space & Defense	20.7	23.0			23.0
Industrial	13.6	12.4			12.6
Consolidated Total	100.0	100.0			100.0

(a)         To assist in the analysis of our net sales trend, total net sales and sales by market for the quarter ended March 31, 2013 have been estimated using the same U.S. dollar, British pound and Euro exchange rates as applied for the respective period in 2014 and are referred to as “constant currency” sales.

(b)         FX effect is the estimated impact on “as reported” net sales due to changes in foreign currency exchange rates.

Hexcel Corporation and Subsidiaries

Segment Information			(Unaudited)	Table B

(In millions)	Composite Materials	Engineered Products	Corporate & Other (a)	Total
First Quarter 2014
Net sales to external customers	$356.3	$105.4	$—	$461.7
Intersegment sales	18.5	0.1	(18.6)	—
Total sales	374.8	105.5	(18.6)	461.7
Operating income (loss)	75.9	16.4	(17.7)	74.6
% Operating margin	20.3%	15.5%		16.2%

Depreciation and amortization	15.6	1.4	0.1	17.1
Stock-based compensation expense	3.3	0.7	4.8	8.8
Accrual based additions to capital expenditures	38.4	1.6	—	40.0

First Quarter 2013
Net sales to external customers	$324.8	$91.7	$—	$416.5
Intersegment sales	16.7	0.6	(17.3)	—
Total sales	341.5	92.3	(17.3)	416.5
Operating income (loss)	67.9	13.4	(18.3)	63.0
% Operating margin	19.9%	14.5%		15.1%

Depreciation and amortization	13.1	1.2	—	14.3
Stock-based compensation expense	2.0	0.5	6.2	8.7
Accrual based additions to capital expenditures	38.4	3.0	—	41.4

(a)         We do not allocate corporate expenses to the segments.

Hexcel Corporation and Subsidiaries
Reconciliation of Operating Income to EBITDA	Table C

	Unaudited
	Quarter Ended March 31,
(In millions)	2014	2013

GAAP operating income	$74.6	$63.0
- Stock-based compensation expense	8.8	8.7
- Depreciation and amortization	17.1	14.3
EBITDA	$100.5	$86.0

The Company uses non-GAAP financial measures, including sales measured in constant dollars, operating income adjusted for items included in other (income) expense, net, net income adjusted for items included in non-operating expenses, the effective tax rate adjusted for certain out of period items and free cash flow, (defined as cash provided by operating activities less cash payments for capital expenditures).  Management believes these non-GAAP measurements are meaningful to investors because they provide a view of Hexcel with respect to ongoing operating results and comparisons to prior periods. Adjustments represent significant charges or credits that are important to an understanding of Hexcel’s overall operating results in the periods presented.  For the first quarters of 2014 and 2013 there were no adjustments, so, for example, adjusted operating income and GAAP operating income are the same for both periods.  Such non-GAAP measurements are not determined in accordance with generally accepted accounting principles and should not be viewed as an alternative to GAAP measures of performance.

Hexcel Corporation and Subsidiaries
Schedule of Total Debt, Net of Cash	Table D

	Unaudited
	March 31,	December 31,	March 31,
(In millions)	2014	2013	2013

Notes payable and current maturities of debt	$2.8	$3.0	$15.4
Long-term notes payable	352.0	292.0	258.5
Total Debt	354.8	295.0	273.9
Less: Cash and cash equivalents	(50.0)	(65.5)	(18.3)
Total debt, net of cash	$304.8	$229.5	$255.6